Exhibit 16.1

September 22, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 22, 2016 of Gaming and Leisure Properties, Inc. and are in agreement with statements contained in the first sentence of the first paragraph and the second, third, fourth and fifth paragraphs of Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP